SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

        Name:  Bull & Bear Global Income Fund, Inc.

        Address of Principal Business Office (No. & Street, City,
        State, Zip Code):

               11 Hanover Square, New York, New York 10005

             Telephone Number (including area code): (212) 785-0900

        Name and address of agent for service of process:

                       Thomas B. Winmill
                       11 Hanover Square
                       New York, New York 10005

        With copies of Notices and Communications to:

                       Richard T. Prins, Esq.
                       Skadden, Arps, Slate, Meagher & Flom LLP
                       919 Third Avenue
                       New York, New York 10022

        Check Appropriate Box:

             Registrant is filing a Registration Statement pursuant to
        Section 8(b) of the Investment Company Act of 1940 concurrently
        with the filing of Form N-8A:  YES  X     NO


                                  SIGNATURES

             Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 23rd day of January, 1997.

                  [SEAL]         Bull & Bear Global Income
                                    Fund, Inc.

                                 By  /s/ Thomas B. Winmill
                                     Thomas B. Winmill
                                     Co-President

        Attest:  /s/ William J. Maynard
                William J. Maynard
                Secretary